Exhibit 99.1

AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR HOLDINGS INC. ANNUAL MEETING OF STOCKHOLDERS HELD
TODAY IN CORAL GABLES

Coral Gables, FL – May 31, 2007 – Stockholders at today’s Annual Meeting of Avatar Holdings Inc. (NASDAQ-AVTR) voted to elect ten members to the Company’s Board of Directors and to approve the appointment of accountants Ernst & Young LLP to act as auditors for the Company for the year ending December 31, 2007. The meeting was held at the Hyatt Coral Gables, in Coral Gables, Florida.

Re-elected to the Board were Joshua Nash, Chairman of the Board, Avatar Holdings Inc., and Managing Member of Odav LLC; Gerald D. Kelfer, Vice Chairman of the Board, Chairman of the Executive Committee, President and Chief Executive Officer, Avatar Holdings Inc.; Eduardo A. Brea, Partner and Managing Director of Sterling Capital Management LLC; Milton H. Dresner, Founding Partner, the Highland Companies; Roger W. Einiger, a private investor who previously served as a consultant to Canadian Imperial Bank of Commerce and as Vice Chairman of CIBC Oppenheimer Corp. and Oppenheimer & Co., Inc.; Kenneth T. Rosen, Professor Emeritus, Haas School of Business, and Chairman of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley; Joel M. Simon, Partner and Principal, XRoads Solutions Group, LLC; Fred Stanton Smith, Vice Chairman of the Board, The Keyes Company; and Beth A. Stewart, Chief Executive Officer and Co-Chairman of Storetrax.com and President of Stewart Real Estate Capital. Newly elected to the Board was Paul D. Barnett, Managing Director, Ulysses Management, LLC.

Stockholders also approved an amendment to Avatar’s Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement).

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Terra Largo in Lakeland, Florida, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

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